Exhibit 99.1
                               PRESS RELEASE OF REGISTRANT DATED JANUARY 4, 2002
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                          LIGHTPATH TECHNOLOGIES, INC.
       REPORTS ON PROJECTED RESULTS FOR THE SECOND QUARTER OF FISCAL 2002

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                              FOR IMMEDIATE RELEASE

(January 4, 2002) - ALBUQUERQUE, New Mexico - LightPath Technologies, Inc. (Nasdaq LPTH) today announced its sales for the second quarter of fiscal 2002 are projected to be approximately $2.4 million as LightPath experienced deferral of some orders into the third quarter. In response to the general industry downturn and the deferral of several large orders LightPath changed its policy, during the second quarter, to only reflect sales backlog for products which have scheduled shipment dates within 12 months. Based on this change LightPath's sales backlog at December 31, 2001 was approximately $4.2 million. In addition, LightPath expects to record charges of approximately $9 million to $11 million, primarily for non-cash charges related to impairment of certain intangible assets together with a write-down of certain finished goods inventory. The asset impairment charges relate to the recoverability of the values assigned to certain intangible assets in connection with acquisitions completed in fiscal 2000 and 2001. The values assigned to certain intangibles at acquisition may not be recoverable due to reduced revenue forecasts from those expected at acquisition due to the downturn in the telecom industry.

Robert Ripp,  President and Chief Executive Officer of LightPath,  stated "While
our  business   clearly  has  been   impacted  by  the  recent   trends  in  the
telecommunications sector, we are pleased that our efforts to increase design wins and broaden our customer base are succeeding. We expect our current backlog coverage trends to yield approximately $3.5 million in sales in our fiscal third quarter, with an expectation of modest double digit sequential growth in the subsequent quarter. Also, LightPath is currently undertaking a review of its lines of business with a view to accelerating a path to positive earnings from operations by the fourth quarter of calendar 2002."
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LightPath  will  formally  announce its second  quarter 2002  financial  results before the market opens on January 31, 2002, followed by a conference call at 8:30 a.m. MST (10:30 a.m. EST).

LIGHTPATH MANUFACTURES PROPRIETARY COLLIMATOR ASSEMBLIES, GRADIUM(R) GLASS PRODUCTS AND OTHER OPTICAL TELECOMMUNICATIONS PRODUCTS AT ITS HEADQUARTERS IN ALBUQUERQUE. THE COMPANY'S SUBSIDIARIES MANUFACTURE ISOLATOR PRODUCTS UTILIZING PROPRIETARY AUTOMATION TECHNOLOGY IN WALNUT, CALIFORNIA, AND PRECISION MOLDED ASPHERICAL OPTICS USED IN THE ACTIVE TELECOM COMPONENTS MARKET IN ORLANDO, FLORIDA. ADDITIONALLY, THE COMPANY HAS A UNIQUE AND PROPRIETARY LINE OF ALL-GLASS DIFFRACTION GRATINGS (STABLESIL(R)) FOR TELECOM APPLICATIONS AS WELL AS A PRODUCT FAMILY OF SOL-GEL BASED WAVEGUIDES. THE COMPANY HAS 49 U.S. PATENTS, PLUS 5 MORE PENDING, ASSOCIATED WITH ITS OPTICAL TECHNOLOGIES. IN ADDITION, VARIOUS FOREIGN COUNTRIES HAVE ISSUED A TOTAL OF 29 PATENTS WITH 15 PATENTS PENDING. LIGHTPATH COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE STOCK SYMBOL LPTH.

Contacts:      Donna Bogue, CFO of LightPath
               LightPath Technologies, Inc. (505) 342-1100
               Internet:  www.lightpath.com

THIS NEWS RELEASE INCLUDES STATEMENTS THAT MAY CONSTITUTE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS INFORMATION MAY INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, FACTORS DETAILED BY LIGHTPATH TECHNOLOGIES, INC. IN ITS PUBLIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.